Exhibit 99.2

FOR IMMEDIATE RELEASE

Press Contact:	Investor Relations Contact:
Holly Burkhart	Michael Magaro
TIBCO Software Inc.	TIBCO Software Inc.
(650) 846-8463	(650) 846-5428
hburkhart@tibco.com	mmagaro@tibco.com

TIBCO ANNOUNCES $300 MILLION BUYBACK

TUCON™, SAN FRANCISCO, May 1, 2007 – TIBCO is announcing board approval of a stock repurchase program pursuant to which it may repurchase up to $300 million of its outstanding common stock on the open market or through privately negotiated transactions, including structured or accelerated transactions. This amount replaces the approximately $58 million remaining under a previously approved stock repurchase program. The timing and amount of any repurchases will depend on market conditions and other corporate considerations.

“This share repurchase program reflects but one part of our overall, long-term intent to continue to optimize our capital structure as we grow and evolve as a company,” said Murray Rode, chief financial officer and executive vice president, strategic operations, TIBCO.

About TIBCO

TIBCO Software Inc. (NASDAQ:TIBX) provides enterprise software that helps companies achieve service-oriented architecture (SOA) and business process management (BPM) success. With over 3,000 customers, TIBCO has given leading organizations around the world better awareness and agility — what TIBCO calls The Power of Now®. To learn more, contact TIBCO at +1 650-846-1000 or on the Web at www.tibco.com.

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TIBCO, The Power of Now, and TIBCO Software are trademarks or registered trademarks of TIBCO Software Inc. in the United States and/or other countries. All other product and company names and marks mentioned in this document are the property of their respective owners and are mentioned for identification purposes only.

Legal Notice Regarding Forward-Looking Statements

This release contains forward-looking statements within the meaning of the “safe harbor” provisions of the federal securities laws, including, without limitation, statements regarding TIBCO’s intention to optimize its capital structure. TIBCO’s intentions with regard to the stock repurchase program may be affected by a number of factors which include the market price of TIBCO’s stock, general business and market conditions, and management’s determination of alternative needs and uses of TIBCO’s cash resources. Additional information regarding potential risks is provided in TIBCO’s filings with the SEC, including its most recent Annual Report on Form 10-K for the year ended November 30, 2006 and Quarterly Report on Form 10-Q for the quarter ended March 4, 2007. TIBCO assumes no obligation to update the forward-looking statements included in this release.